Exhibit 99.1

NEWS RELEASE—FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

JANUARY 14, 2013

Equity Residential Announces New Financing Activities in Preparation for

Closing of Archstone Acquisition

Secures New $2.5 Billion Line of Credit and $750 Million Term Loan

Terminates $2.5 Billion Bridge Loan Facility

Chicago, IL – January 14, 2013 – Equity Residential (NYSE: EQR) today announced that the company has entered into a new unsecured revolving credit facility and term loan as it positions itself for the closing of the Archstone acquisition in the first quarter of 2013.

“We are very pleased to put these new facilities in place and are appreciative of the support that we have received from a syndicate of 25 financial institutions for both the revolver and the term loan,” said Mark J. Parrell, Equity Residential’s Executive Vice President and CFO. “Between these loans and the proceeds from the more than $3.0 billion of non-core assets we have recently sold or have under contract, we have exceeded our funding objectives for the Archstone closing.”

On January 11, 2013, the company entered into a new $2.5 billion unsecured revolving credit agreement with a group of 25 financial institutions. The new facility matures in April 2018 and has an interest rate of LIBOR plus a spread and an annual facility fee that are dependent on the company’s then current credit rating. At the company’s current rating, the interest rate spread is 1.05% and the annual facility fee is 15 basis points. This facility replaced the company’s existing $1.75 billion facility which was scheduled to mature in July 2014.

Also on January 11, 2013, the company entered into a new senior unsecured $750 million delayed draw term loan facility with an interest rate of LIBOR plus a spread which is dependent on the company’s then current credit rating. At the company’s current rating, the interest rate spread is 1.20%. The maturity date of the facility is January 11, 2015, subject to a one year extension option exercisable by the company. The facility is currently undrawn and is available in one draw made on or before July 11, 2013 and may be used to fund the Archstone acquisition or for other corporate purposes.

With the completion of these financing activities, the company terminated the $2.5 billion bridge loan facility commitment that it obtained contemporaneously with entering into the Archstone acquisition contract in November 2012.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 403 properties located in 13 states and the District of Columbia, consisting of 115,370 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.